1
Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Space Exploration
Technologies Corp. of our report dated March 30, 2026, except for the effects of the reorganization of entities under common control and the effects of the stock split discussed in Note 1 to the consolidated financial statements and the change in reportable segments discussed in Note 19 to the consolidated financial statements, as to which the date is May 7, 2026, relating to the financial statements of Space
Exploration Technologies Corp., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
June 1, 2026